Exhibit 99.1

Veroni Brands Receives FINRA Approval on 15c2-11 Filing

Company’s Trading Symbol: VONI

Bannockburn, Il June 22, Veroni Brands Corp. (“Veroni” or the “Company”) (OTCBB:VONI), an importer of premium beverage, chocolate and snack products produced in Europe, which sells and distributes to domestic and international retailers, has received approval from the Financial Industry Regulatory Authority (“FINRA”) to quote and trade the Company’s securities on the OTC Markets.

The Company has satisfied the requirements of Rule 15c2-11 and has been assigned the trading symbol OTCBB: VONI, enabling the Company’s Market Maker to quote the Company’s securities on the Over-the-Counter Bulletin Board. The Company is now within the regulatory 30-day time frame to be cleared for other market makers to participate.

Igor Gabal, President and CEO, stated, “This marks a significant milestone in the rapid growth of Veroni Brands. The Company now has a public platform to expand our visibility in the marketplace and increase our shareholder base by providing a simple and regulated process on the OTC Markets to participate in our exciting business plan. We look forward to sharing additional news about Veroni as we continue to execute our growth strategy. “

ABOUT VERONI BRANDS:

Veroni Brands Corp. has been formed to import and distribute premium European products into the U.S. market. Veroni Brands was created to search out desirable premium products across Europe and make them accessible to discerning consumers in the U.S. Veroni Brands strives to import the extraordinary and delight its consumers with experiences that had previously only been attainable in Europe. Beginning in 2019, the Company expanded its import and distribution of chocolate products and significantly grew its sales and distribution volumes. The Company entered into long term supply agreements with major U.S national retailers to import chocolate products under its “Sweet Desire” brand as well as “Private Label Brands” that are currently being sold in over 20,000 retail locations across the U.S. The Company’s recent expansion of the import and national distribution of snacks, chocolate and chocolate-related products that are currently being sold to U.S. national retailers presents the Company with a substantial growth opportunity to introduce to its retail partners’ portfolio of various consumer products and to increase its network of retailers and wholesale distributors Nationally. For additional information and links to our filings with the Securities and Exchange Commission, please visit our website www.veronibrands.com.

Company Contact:

Tim Clemensen

VP Investor Relations

Veroni Brands Corp.

888-794-2999 ext. 104

tim@veronibrands.com